                                                                      EXHIBIT 12

                   THE COASTAL CORPORATION AND SUBSIDIARIES

          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS


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
                                                                               YEAR ENDED DECEMBER 31,
                                                             ----------------------------------------------------------
                                                               1993        1994         1995          1996       1997
                                                             --------     -------      -------      --------    -------
                                                                                  (DOLLARS IN MILLIONS)
EARNINGS:
    Pretax earnings from continuing operations............    $202.4       $324.9       $297.2      $  645.1     $509.1
    Fixed charges, excluding capitalized interest--
      see below...........................................     481.8        433.9        441.9         399.2      348.4
                                                              ------       ------       ------      --------     ------
    Earnings..............................................    $684.2       $758.8       $739.1      $1,044.3     $857.5
                                                              ======       ======       ======      ========     ======
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
    Interest expense......................................    $442.5       $407.8       $415.4      $  368.3     $307.5
    Interest factor, included in rentals..................      32.7         24.0         26.5          30.9       31.7
    Dividends on preferred stock of subsidiaries..........       6.6          2.1           --            --        9.2
                                                              ------       ------       ------      --------     ------
    Fixed charges, excluding capitalized interest.........     481.8        433.9        441.9         399.2      348.4
    Capitalized interest..................................       8.4          8.3          5.9           8.0       15.5
    Preferred stock dividends.............................      18.3         24.0         20.2          22.2       22.6
                                                              ------       ------       ------      --------     ------
    Fixed charges and preferred stock dividends...........    $508.5       $466.2       $468.0      $  429.4     $386.5
                                                              ======       ======       ======      ========     ======
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends.........................................      1.35x        1.63x        1.58x         2.43x      2.22x
                                                              ======       ======       ======      ========     ======
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